PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JANUARY 31, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES ANNOUNCEMENT

BY CHAMPIONS ONCOLOGY OF $9.3 MILLION RAISE

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative nanotechnology companies, notes the announcement by Champions Oncology, Inc. that it raised $9.3 million in a private placement to existing and new investors at $0.50 per share. The investors were Battery Ventures IX, L.P., PAR Investment Partners, L.P., Harris & Harris Group, Inc., and members of the Company's management team. Harris & Harris Group invested $200,000 in the financing. Proceeds from the financing will be used to grow the TumorGraftTM bank to support the current Translational Oncology Solutions business and future biomarker development efforts, continue to build the senior management team, initiate a validation study for the Personalized Oncology Solutions business and general corporate purposes. Champions' press release may be viewed at http://www.equities.com/news/headline-story?dt=2013-01-29&val=978664.

"It is clear that innovation in the life sciences arena is critical over the coming decades to address important healthcare needs," said Douglas W. Jamison, Chief Executive Officer of Harris & Harris Group.  "The predictability of Champions' TumorGraft technology platform may accelerate the timeline of getting important new personalized oncology products to market."

Champions Oncology, Inc., is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. Champions' TumorGraft Technology Platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the TumorGrafts in a manner that preserves the biological characteristics in order to determine the efficacy of a treatment regimen. Champions uses this technology to offer solutions for Personalized Oncology Solutions, which guides the development of personalized treatment plans, and Translational Oncology Solutions, which assists pharmaceutical and biotechnology companies seeking personalized approaches to drug development to lower the cost and increase the speed of drug development.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.equities.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.